DELATSITE COMMUNICATIONS CORP

                          (Formerly The Info Shop Inc.)

                                25 East Loop Road
                           Stony Brook, New York 11790

       (516) 444-6009 Phone (516) 444-8825 Fax HTTP://WWW.INFOSHOP.COM URL

February 2, 1997

Mr. Robert Wong
BCAM International, Inc.
1800 Walt Whitman Road
Melville, NY  11790

Dear Robert:

Based on the meetings we have had and the materials that you sent to us about MQPro(TM) we are pleased to submit the following proposal for a World Wide Web site for MQPro(TM) for your consideration.

We will create and host a site in the MQPRO(TM) domain that will consist of a "home page" and links to other pages contained in the site. The "Website Index" contained in your materials suggest that you would like links to pages for:

o   Human Modeling:  An Introduction to Computer Aided Ergonomics

o   Computer Aided Design and Engineering on the PC

o   Overview of MQPro(TM)

o   Features of MQPro(TM)

o   Background of MQPro(TM)

o   System Requirements

o   Release Date

o   Cost

o   Custom Applications

o   Ergonomics Consulting

o   Where to find us

o   Mailing List

                                                                February 2, 1997

In addition to the above we would suggest links to pages for:

o  Download Demo of MQPro(TM)

o  Customer Support (E-Mail link)

o  FAQ (for frequently asked questions)

o  Guestbook Order MQPro(TM) (an on-line order form)

o  Links to other sites

After discussions, we may decide to combine some of the above pages.

During our discussions, we have agreed that BCAM will supply us with the graphics for the site from its MQPro(TM) program in a form that can be converted to either .gif or .jpg for use on the Web. This will include the individual frames that when placed together will make animated .gifs so that we can simulate motion. Therefore, this proposal does not anticipate the creation of additional custom graphics, which would be prepared by graphic artists. BCAM has also provided us with the basic text for the site.

We estimate that the site will be the equivalent of 15 to 20 8 1/2 x 11 printed pages when completed and base this proposal on a site of up to 20 of these pages. (MQPro(TM)Web Site).

During our various discussions, you have indicated a strong desire to keep the cash flow implications to BCAM for the creation of this Web site to an absolute minimum. I have indicated that I would be willing to consider stock options under your employee/supplier stock option plan as partial compensation for the site. Therefore, I propose to charge BCAM a flat one time fee of $2,000 for the site. This will help to defray some of my direct out of pocket cost for the programmers that will develop and implement the site. As additional compensation in lieu of normal charges which would normally be in excess of $10,0000 for a site of this magnitude I would be granted 25,000 stock options. *

In addition, we would give BCAM a preferential rate on the monthly display and storage charges. We will charge $10.00 per month per page, which is the lowest fee charged to any customer.

I have given a great deal of thought to our discussion about what would be appropriate to charge for the storage and downloading of the demo program. As I told you we have never permitted this before and I am not sure what to expect in terms of heavy requirements on our system for downloading of such a large file. You suggested that I "come up with something" that we could both review after six months. I therefore suggest that we store the program (which I understand is approximately three to four megabytes) at no charge and that we charge you "by the download". Since this would be a very economical way for BCAM to distribute the demo program (no disks, no postage, no disk creation charge, etc.) perhaps a fee of $1.50** to $2.00** per download would be reasonable. The main advantage to BCAM of this method is that you only have incurred a cost if someone actually downloads the demo. I am open to any additional suggestions you may have on this matter.

                                                                February 2, 1997

I am looking forward to working on the MQPro(TM) site. I believe that we can make some "cool" animations from the output of your program and that this will help us create an award-wining site that will serve as resource to the field of ergonomics and be of great assistance to BCAM in the marketing, sales and customer support of the program.

I look forward to hearing from you soon.


Sincerely,


\s\ Jerold B. Krupnick


Jerold B. Krupnick
President


\s\RPW     *  These 25,000 stock options will also include a second web site for
------
\s\JK         bcamergo, a flat one time fee of $2,000. This second Web site will
-----         also be the equivalent of 15 to 20 8 1/2 X 11 printed pages when completed. Creation fee only. Does not include monthly display and storage fee.

\s\RPW   **   After six months, Delatsite Communications Corp. agrees to
------        renegotiate the fee down for per download, based upon the
\s\JK         experience during the first six months.
-----


                     Accepted by:     \s\ Robert P. Wong
                                      ------------------
                                      Robert P. Wong
                                      Vice Chairman - Chief Technology Officer